Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Trio Petroleum Corp.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee (1)(3)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common stock, par value $0.0001 per share (1)(2)(3)	Rule 457(o)	-	-	$5,750,000	0.00015310	$880.32		-	-	-	-
Equity	Pre-Funded Warrants (4)(5)	Rule 457(g)
Equity	Shares of Common Stock, par value, $0.0.001 per share issuable upon exercise of Pre-Funded Warrants (6)	Rule 457(0)

Total Offering Amounts					$5,750,000.00		$880.32
Total Fees Previously Paid							$1,476.00	(7)
Total Fee Offsets							-
Net Fee Due							$-

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the Representative for over-allotments (the “over-allotment option”), if any.

(4)	The Registrant may issue Pre-Funded Warrants to purchase shares of common stock in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will equal $0.0001 per share.

(5)	No fee payable pursuant to Rule 457(g) under the Securities Act.

(6)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,750,000, assuming full exercise of the over-allotment option.

(7)	The excess fee paid in the amount of $595.68 will be carried forward to the Registrant’s subsequent registration statements.